FOR IMMEDIATE RELEASE

Contact:

Sean O’Connor

Vice President, Finance and Chief Financial Officer

LeCroy Corporation
Tel: 845-425-2000

LECROY REPORTS SOLID OPERATING MARGIN AND INCOME IN SECOND QUARTER OF FISCAL 2006

Company Reduces Net Debt by $8.5 Million; Expects Major Product Launches in Fiscal Third Quarter

CHESTNUT RIDGE, NY, January 18, 2006 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced financial results for its second fiscal quarter ended December 31, 2005.

The highlights of the Company’s year-over-year (“YOY”) financial performance for the second quarter of fiscal 2006 are as follows:

(In millions, except per share data and percentages)	Q2 FY06 GAAP	Q2 FY05 GAAP	Q2 FY06 Pro Forma*	Q2 FY05 Pro Forma*	YOY Change Pro Forma*
Orders	$42.0	$43.8	$42.0	$43.8	(4%)
Revenue	$42.0	$42.8	$42.0	$42.8	(2%)
Gross Margin	60.9%	48.2%	61.9%	62.1%	(20 basis pts.)
Operating Income (Loss)	$4.2	($3.2)	$6.1	$6.2	(2%)
Operating Margin	10.0%	(7.6%)	14.6%	14.5%	10 basis pts.
Net Income (Loss)	$2.2	($2.9)	$3.6	$3.9	(8%)
Net Income (Loss) Per Diluted Share	$0.17	($0.25)	$0.29	$0.32	(9%)

* A presentation of, and a reconciliation of pro forma financial measures with, the most directly comparable GAAP measures can be found in the financial tables below.

The pro forma results are a supplement to financial statements based on generally accepted accounting principles (“GAAP”). The Company believes this presentation provides investors and LeCroy management with additional insight into its underlying results because of the materiality of certain significant non-cash and restructuring charges related to LeCroy’s October 29, 2004 acquisition of Computer Access Technology Corporation (“CATC”) and equity-based compensation, in each case as compared to LeCroy’s GAAP results for the three and six month periods ended December 31, 2005 and 2004. For more information on LeCroy’s use of pro forma results, please refer to the section entitled Use of Non-GAAP Financial Measures below.

GAAP Financial Results

LeCroy reported second-quarter fiscal 2006 revenue of $42.0 million with GAAP gross margins of 60.9 percent. The Company’s GAAP operating margin was 10.0 percent, and it reported net income on a GAAP basis of $2.2 million, or $0.17 per diluted share. GAAP net income for the second quarter of 2006 includes the after-tax effects of $1.1 million in equity-based compensation costs and $266,000 for the amortization of intangible assets acquired from CATC, which represents an ongoing expense.

For the second quarter of fiscal 2005, LeCroy reported revenue of $42.8 million with GAAP gross margins of 48.2 percent. The Company’s GAAP operating margin was a loss of 7.6 percent, and it reported a net loss on a GAAP basis of $2.9 million, or ($0.25) per diluted share. GAAP net loss for the second quarter of 2005 included the after-tax effect of $416,000 in equity-based compensation costs. The increase in equity-based compensation cost year-over-year was due primarily to the increase in restricted stock and stock options granted in connection with the CATC acquisition last year, combined with the mandatory adoption in the first quarter of fiscal 2006 of Statement of Financial Accounting Standards No. 123 (revised 2004) "Share-Based Payment" ("SFAS 123R"). SFAS 123R requires that companies recognize the fair value of stock-based incentives as compensation. The second quarter of 2005 also included the after-tax effects of $3.0 million of expenses directly related to the CATC acquisition for in-process R&D and the incremental cost of sales related to the fair value adjustment to the acquired CATC inventory; $251,000 for the amortization of intangibles acquired from CATC; and a $3.1 million charge for write-down of inventories, impairment of intangible assets and severance charges.

Comments on the Second Quarter

LeCroy Corporation President and Chief Executive Officer Tom Reslewic said, “This was another strong quarter for operating margins, profitability and cash generation. Pro forma operating margins remained solid at 14.6 percent, and the Company’s pro forma operating income of $6.1 million met our expectations for the quarter. LeCroy’s strong cash flow enabled us to reduce net debt by approximately $8.5 million, and we concluded the second quarter in an excellent position to capitalize on opportunities to further strengthen and diversify the Company’s product mix.”

“Operationally, LeCroy performed well in a very competitive market environment during the second fiscal quarter,” Reslewic said. “Underlying demand for oscilloscopes remained stable, and sales of high-end and mid-range products were up modestly year-over-year. We saw slowing orders at the low end of our product range as our customers and channel partners anticipated the Company’s impending product introductions in this market space. In terms of geography, sales increased on a year-over-year basis in the United States, Europe, Japan and China, while declining significantly in Korea and Taiwan. LeCroy’s total bookings were down 4 percent from a very strong year-ago quarter.”

“It was a strong quarter for the Protocal Solutions Group, where sales increased significantly from a year ago,” added Reslewic. “Our lines of PCI Express and SAS/SATA data storage protocol analyzers continue to be enthusiastically received by customers.”

“We made significant advances this quarter in product development and in executing on our strategy to broaden LeCroy’s presence in low-end and mid-range oscilloscopes,” said Reslewic. “As we announced last week, LeCroy plans to close shortly on the acquisition from Iwatsu Electric Corporation of an entirely new oscilloscope product line, which will be launched during the current fiscal third quarter as the WaveJet® family – the first sub-$3,000 product LeCroy will have ever offered. Also during the quarter, we plan to introduce the next generation of our highly successful WaveSurfer® family at the low end of the market, as well as a new line of mid-range WaveRunner® digital oscilloscopes.”

Business Outlook and Financial Guidance

“LeCroy is in an excellent position to extend its record of strong margins and profitability as we begin the fiscal third quarter,” said Reslewic. “We have been successful in our long-term effort to drive down operating expense as a percentage of revenues while stepping up our investments in new products. As a result, we expect LeCroy’s operating margins to remain robust. We also look forward to seeing our customers and channel partners respond favorably to our recent and upcoming product introductions. Based on that expectation, we anticipate very strong orders in the third quarter. However, we are taking a conservative view of shipments for the current quarter given that we are transitioning more than 60 percent of our unit volume to new products manufactured in new facilities. Therefore, LeCroy expects to report revenues in the range of $38 to $40 million for the third fiscal quarter. Pro forma operating income for the third quarter of fiscal 2006 is expected to be in the range of $4.8 to $5.2 million.”

“In addition,” said Reslewic, “we are optimistic about the Company’s potential to continue generating healthy cash flow and strengthening its balance sheet, as well as executing on its acquisition strategy. The Protocol Solutions Group, which we acquired last year, has broadened our product mix and outpaced our execution milestones. We look forward to capitalizing on similar strategic opportunities to expand LeCroy’s business and growth potential during the next couple of quarters.”

Conference Call Information

LeCroy will broadcast its quarterly conference call for investors live over the Internet today, January 18 at 10:00 a.m. ET. To access the webcast, visit the “Events Calendar” in the “Investor Relations” portion of the “About LeCroy” section at www.lecroy.com. The call also may be accessed by dialing (706) 643-3945 or (888) 349-5690 prior to the start of the call. To access this call by telephone, you will need to provide conference ID: 3960670. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company's website.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer/semiconductor/consumer electronics, data storage, automotive/industrial, and military/aerospace markets. LeCroy's 40-year heritage of technical innovation is the foundation for its recognized leadership in "WaveShape Analysis" - capturing, viewing and measuring the high-speed signals that drive today's information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Safe Harbor

This release contains forward-looking statements, including those pertaining to expectations regarding LeCroy’s strategy to broaden its presence in low-end and mid-range oscilloscopes, its plans to acquire a new oscilloscope product line, the anticipated launch date of that product line, its plan to introduce the next generation of its WaveSurfer family and new line of WaveRunner oscilloscopes, the introduction of new products, the anticipated price range and performance of those products, the importance of those products and response by both customers and channel partners, the exploration of strategic acquisitions and its execution of its acquisition strategy, its capitalization of strategic opportunities to expand LeCroy’s business and growth potential, its product mix, its potential to continue generating cash flow and strengthening its balance sheet, and third-quarter orders, revenues, margins, profitability and pro forma operating income. There can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company’s ability to anticipate changes in the market, the availability and timing of funding for the Company’s current products, the development of future products and the Company’s ability to use intellectual property and protect its patent portfolio. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company's reports on file with the SEC.

Use of Non-GAAP Financial Measures

Certain disclosures in this press release include "non-GAAP financial measures." A non-GAAP financial measure is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Consolidated Statements of Operations or Cash Flows of the Company.

We define pro forma gross profit as gross profit as reported under GAAP less charges for write-down of inventory and impairments of intangible assets, equity-based compensation costs included in cost of sales, the incremental cost of sales related to the fair value adjustment to the aquired CATC inventory and amortization of intangible assets acquired from CATC. The Company owns other intangible assets, which are amortized in the normal course of business for which the amortization of those assets is not singled out herein as a pro forma adjustment. In addition, depreciation on other depreciable assets acquired from CATC, most notably property and equipment, is not singled out herein as a pro forma adjustment. Pro forma gross margin is computed as pro forma gross profit as a percentage of total revenues. Pro forma gross profit and pro forma gross margin are not substitutes for comparable GAAP measures.

We define pro forma operating income as operating income as reported under GAAP less charges for write-down of inventory and impairments of intangible assets, equity-based compensation costs, the incremental cost of sales related to the fair value adjustment to the acquired CATC inventory, restructuring charge for realignment, the charges for in-process research and development and amortization of intangible assets acquired from CATC. Pro forma operating margin is computed as pro forma operating income as a percentage of total revenues. Pro forma operating income and pro forma operating margin are not substitutes for comparable GAAP measures.

We define pro forma net income as net income reported under GAAP less charges for write-down of inventory and impairments of intangible assets, equity-based compensation costs, the incremental cost of sales related to the fair value adjustment to the acquired CATC inventory, restructuring charge for realignment, the charge for in-process research and development and amortization of intangible assets acquired from CATC, all net of applicable income taxes such that the effective tax rate for pro forma net income is 34.8% for the year-to-date second quarter of fiscal 2006 and 37% for the same period in fiscal 2005. Pro forma net income is not a substitute for GAAP net income.

We define pro forma net income per diluted common share as pro forma net income applicable to common stockholders divided by the pro forma weighted average number of diluted shares outstanding, which is defined as the weighted average number of shares outstanding plus the dilutive effect of stock options, warrants and restricted stock on a GAAP basis as applicable. Pro forma net income per diluted common share is not a substitute for GAAP net income per diluted common share applicable to common stockholders.

We define net debt as cash on hand less bank term debt. Pro forma gross profit, pro forma gross margin, pro forma operating income, pro-forma operating margin, pro forma net income and pro forma net income per diluted common share, as we defined them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define such non-GAAP measures in the same manner. A presentation of, and a reconciliation of our pro forma financial measures with, the most directly comparable GAAP measures are included in the accompanying financial data.

LECROY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Six months ended
	December 31,		December 31,
In thousands, except per share data	2005	2004	2005	2004
	(13 weeks)	(13 weeks)	(26 weeks)	(27 weeks)
Revenues:
Test and measurement products	$ 39,995	$ 40,380	$ 79,120	$ 73,685
Service and other	2,027	2,408	3,960	4,608
Total revenues	42,022	42,788	83,080	78,293

Cost of sales:
Equity-based compensation	10	7	33	9
Other costs of sales	16,424	22,175	32,466	36,946
	16,434	22,182	32,499	36,955

Gross profit	25,588	20,606	50,581	41,338

Operating expenses:
Selling, general and administrative:
Equity-based compensation	1,080	524	1,984	902
Other selling, general and administrative expenses	12,514	14,520	24,853	26,452
	13,594	15,044	26,837	27,354
Research and development:
Equity-based compensation	439	129	855	202
Other research and development expenses	7,367	8,671	14,375	13,334
	7,806	8,800	15,230	13,536

Total operating expenses	21,400	23,844	42,067	40,890
Operating income (loss)	4,188	(3,238)	8,514	448
Other (expense), net	(682)	(29)	(1,391)	(61)
Income (loss) before income taxes	3,506	(3,267)	7,123	387
Provision for (benefit from) income taxes	1,329	(398)	2,713	954
Net income (loss) applicable to common stockholders	$ 2,177	$ (2,869)	$ 4,410	$ (567)

Net income (loss) per common share
applicable to common stockholders:
Basic	$ 0.18	$ (0.25)	$ 0.36	$ (0.05)
Diluted	$ 0.17	$ (0.25)	$ 0.36	$ (0.05)
Weighted average number of common shares:
Basic	12,195	11,655	12,149	11,633
Diluted	12,467	11,655	12,402	11,633

LECROY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	June 30,
In thousands	2005	2005

ASSETS
Current assets:
Cash and cash equivalents	$ 16,134	$ 13,866
Accounts receivable, net	28,029	28,275
Inventories, net	29,624	27,661
Other current assets	14,581	12,681
Total current assets	88,368	82,483

Property and equipment, net	18,669	19,078
Goodwill	78,848	78,848
Other non-current assets	9,612	12,759

TOTAL ASSETS	$ 195,497	$ 193,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 15,377	$ 14,806
Current portion of long-term debt and capital leases	9,203	8,656
Accrued expenses and other current liabilities	13,997	14,642
Total current liabilities	38,577	38,104

Long-term debt	30,397	36,833
Deferred revenue and other non-current liabilities	1,403	1,413
Total liabilities	70,377	76,350

Stockholders’ equity	125,120	116,818

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 195,497	$ 193,168

LECROY CORPORATION
RECONCILIATION OF REPORTED GAAP RESULTS
TO PRO FORMA RESULTS
(UNAUDITED)

	Three months ended		Six months ended
	December 31,	December 31,	December 31,	December 31,
In thousands	2005	2004	2005	2004
	(13 weeks)	(13 weeks)	(26 weeks)	(27 weeks)

GAAP gross profit, as reported	$ 25,588	$ 20,606	$ 50,581	$ 41,338

Pro forma adjustments:
Charge for write-down of inventory	-	2,723	-	2,723
Charge for impairment of intangible asset	-	1,500	-	1,500
Equity-based compensation	10	7	33	9
Incremental cost of sales related to fair-value adjustment to inventory	-	1,350	-	1,350
Amortization of intangible assets acquired from CATC	407	387	843	387
Pro forma gross profit	$ 26,005	$ 26,573	$ 51,457	$ 47,307

GAAP operating income (loss), as reported	$ 4,188	$ (3,238)	$ 8,514	$ 448

Pro forma adjustments:
Charge for write-down of inventory	-	2,723	-	2,723
Charge for impairment of intangible asset	-	1,500	-	1,500
Charge for acquired in-process research and development	-	2,190	-	2,190
Equity-based compensation	1,530	660	2,871	1,109
Amortization of intangible assets acquired from CATC	407	399	860	399
Incremental cost of sales related to fair-value adjustment to inventory	-	1,350	-	1,350
Restructuring charge for realignment	-	628	-	628
Pro forma operating income	$ 6,125	$ 6,212	$ 12,245	$ 10,347

GAAP net income (loss) applicable to common
shareholders, as reported	$ 2,177	$ (2,869)	$ 4,410	$ (567)

After-tax effect of pro forma adjustments:
Charge for write-down of inventory	-	1,715	-	1,715
Charge for impairment of intangible asset	-	945	-	945
Charge for acquired in-process research and development	-	2,190	-	2,190
Equity-based compensation	1,119	416	2,123	699
Amortization of intangible assets acquired from CATC	266	251	546	251
Incremental cost of sales related to fair-value adjustment to inventory	-	851	-	851
Restructuring charge for realignment	-	396	-	396
Pro forma net income applicable to common shareholders	$ 3,562	$ 3,895	$ 7,079	$ 6,480

Net income (loss) per common share applicable to common stockholders

Diluted, as reported	$ 0.17	$ (0.25)	$ 0.36	$ (0.05)
Diluted, pro forma	$ 0.29	$ 0.32	$ 0.57	$ 0.54

Weighted average number of common shares:
Diluted, as reported	12,467	11,655	12,402	11,633
Diluted, pro forma	12,467	12,294	12,402	12,062